EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Bob Evans Farms, Inc. and Affiliates Fourth Amended and Restated Executive Deferral Program and the Bob Evans Farms, Inc. 2010 Director Deferral Program of Bob Evans Farms, Inc. of our reports dated June 28, 2010, with respect to the consolidated financial statements of Bob Evans Farms, Inc. and the effectiveness of internal control over financial reporting of Bob Evans Farms, Inc. included in its Annual Report (Form 10-K) for the year ended April 30, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Columbus, Ohio September 13, 2010